Media Contact:	Investor Contact:
Sarah Stover	Scott Wilson
GREY Vancouver	The Blueshirt Group
+1.604.484.3274	+1.415.489.2188
pr@counterpath.com	scott@blueshirtgroup.com

CounterPath Announces Name Change

VANCOUVER, CANADA – October 17, 2007 – CounterPath Corporation (formerly CounterPath Solutions, Inc.) (OTCBB: COPA), a leading provider of multimedia VoIP softphones and SIP applications, is pleased to announce that it has changed its name to CounterPath Corporation effective October 17, 2007. The Company said that its name change better represents its broad focus on all aspects of design, development, sales, support and services relating to its product portfolio.

The Company will commence trading on the Over-the-Counter Bulletin Board under its new name and stock symbol “COPA” at the opening of market on Wednesday, October 17, 2007. The Company’s new CUSIP number is 22228P 104.

About CounterPath

Since 2003, CounterPath Corporation has been creating value for its clients with the development of innovative multimedia VoIP (Voice over Internet Protocol) softphones and SIP applications. CounterPath has a flexible, user friendly and feature-rich product suite, which enables its clients to cost-effectively integrate or bundle voice, video, presence and IM applications into their VoIP solutions. The company's clients include some of the world's largest telecommunications service providers and network equipment providers including AT&T, BT (British Telecommunications PLC), Alcatel-Lucent and Cisco Systems. Additional information about CounterPath and its products and services is available at www.counterpath.com.